[GRAPHIC OMITTED] PALATIN TECHNOLOGIES

FOR RELEASE SEPTEMBER 19, 2000 AT 7:30 AM EDT

Contact:	Allen & Caron Inc	Palatin Technologies
	Joseph Allen (investors)	Carl Spana, Ph.D., CEO
	(212)691-8087	(609)520-1911
	josephallenir@aol.com	cspana@palatin.com

	Kari Rinkeviczie (media)	Stephen T. Wills, CFO
	(616)647-0780	(609)520-1911
	kari@allencaron.com	swills@palatin.com

PALATIN TECHNOLOGIES CLOSES ON $10.8 MILLION
IN PRIVATE PLACEMENT

PRINCETON, NJ (September 19, 2000) ...Palatin Technologies, Inc. (AMEX:PTN) announced today that it has received $10.8 million in the first tranche of a private placement of up to $15 million common stock and warrants; the purchasers are financial institutions based in Europe.

In this round of the private placement, the investors purchased 1.8 million shares of common stock at a per share price of $6.00, which represented the closing market price of Palatin shares on the American Stock Exchange on September 7, 2000. For every five shares purchased, the investors also received a five-year warrant to purchase one share of common stock at a 25 percent premium to the closing price.

According to CFO Stephen T. Wills, the proceeds will be used primarily for general corporate purposes, especially for the development and clinical trials of new products based on certain of the Company's proprietary technologies.

The securities offered were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Under the terms of the transaction, Palatin has agreed to file a registration statement, registering for resale the common stock sold and the common stock issuable on exercise of the warrants, within sixty days of the final closing.

Palatin Technologies, Inc. is a development-stage medical technology company developing and commercializing pharmaceutical products based on its enabling peptide platform technologies and proprietary monoclonal antibody radio labeling. For further information visit the Palatin web site at www.palatin.com

Statements about the Company’s future expectations, including development and regulatory plans, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

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